UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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FIRST HORIZON CORPORATION

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THE TORONTO-DOMINION BANK

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The following is an excerpt from a transcript of a session from the Global Financial Institutions Conference hosted by Royal Bank of Canada on March 9, 2022, that discusses The Toronto-Dominion Bank’s (“TD”) pending acquisition of First Horizon Corporation. The transcript was made available on TD’s website on March 21, 2022.

TD BANK GROUP

RBC 2022 GLOBAL FINANCIAL INSTITUTIONS CONFERENCE

MARCH 9, 2022

DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE RBC 2022 GLOBAL FINANCIAL INSTITUTIONS CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE WEBCAST (AVAILABLE AT TD.COM/INVESTOR) ITSELF AND TD’S REGULATORY FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

FORWARD-LOOKING INFORMATION

From time to time, The Toronto-Dominion Bank (the “Bank”) makes written and/or oral forward-looking statements, including in this document, in other filings with Canadian regulators or the United States (U.S.) Securities and Exchange Commission (SEC), and in other communications. In addition, representatives of the Bank may make forward-looking statements orally to analysts, investors, the media and others. All such statements are made pursuant to the “safe harbour” provisions of, and are intended to be forward-looking statements under, applicable Canadian and U.S. securities legislation, including the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements made in this document, the Management’s Discussion and Analysis (“2021 MD&A”) in the Bank’s 2021 Annual Report under the headings “Economic Summary and Outlook” and “The Bank’s Response to COVID-19”, under the headings “Key Priorities for 2022” and “Operating Environment and Outlook” for the Canadian Retail, U.S. Retail, and Wholesale Banking segments, and under the heading “Focus for 2022” for the Corporate segment, and in other statements regarding the Bank’s objectives and priorities for 2022 and beyond and strategies to achieve them, the regulatory environment in which the Bank operates, the Bank’s anticipated financial performance, and the potential economic, financial and other impacts of the Coronavirus Disease 2019 (COVID-19). Forward-looking statements are typically identified by words such as “will”, “would”, “should”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “goal”, “target”, “may”, and “could”.

By their very nature, these forward-looking statements require the Bank to make assumptions and are subject to inherent risks and uncertainties, general and specific. Especially in light of the uncertainty related to the physical, financial, economic, political, and regulatory environments, such risks and uncertainties – many of which are beyond the Bank’s control and the effects of which can be difficult to predict – may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Risk factors that could cause, individually or in the aggregate, such differences include: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon Corporation (“First Horizon”) and the Bank; the outcome of any legal proceedings that may be instituted against First Horizon or the Bank, including potential litigation that may be instituted against First Horizon or its directors or officers related to the proposed transaction or the definitive merger agreement between First Horizon and the Bank to the proposed transaction; the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of either or both parties to the combination; the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where First Horizon and the Bank do business; certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s and the Bank’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, geopolitical and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other factors that may affect future results of First Horizon and TD Bank; strategic, credit, market (including equity, commodity, foreign exchange, interest rate, and credit spreads), operational (including infrastructure), model, insurance, liquidity, capital adequacy, legal, regulatory compliance and conduct, reputational, environmental and social (including climate change), and other risks; the economic, financial, and other impacts of pandemics, including the COVID-19 pandemic, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; general business and economic conditions in the regions in which the Bank operates; the ability of the Bank to execute on long-term strategies and shorter-term key strategic priorities, including the successful completion of acquisitions and dispositions, business retention plans, and strategic plans; technology and cyber security risk (including cyber-attacks or data security breaches) on the Bank’s information technology, internet, network access or other voice or data communications systems or services; model risk; fraud activity; the failure of third parties to comply with their obligations to the Bank or its affiliates, including relating to the care and control of information, and other risks arising from the Bank’s use of third-party service providers; the impact of new and changes to, or application of, current laws and regulations, including without limitation tax laws, capital guidelines and liquidity regulatory guidance and the bank recapitalization “bail-in” regime, including other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of the Superintendent of Financial Institutions, legislative and regulatory actions and reforms; regulatory oversight and compliance risk; increased competition from incumbents and new entrants (including Fintechs and big technology competitors); shifts in consumer attitudes and disruptive technology; exposure related to significant litigation and regulatory matters; ability of the Bank to attract, develop, and retain key talent; changes to the Bank’s credit ratings; increased funding costs and market volatility due to market illiquidity and competition for funding; Interbank Offered Rate (IBOR) transition risk; critical accounting estimates and changes to accounting standards, policies, and methods used by the Bank; existing and potential international debt crises; and the occurrence of natural and unnatural catastrophic events and claims resulting from such events. The Bank cautions that the preceding list is not exhaustive of all possible risk factors and other factors could also adversely affect the Bank’s results. For more detailed information, please refer to the “Risk Factors and Management” section of the 2021 MD&A, as may be updated in subsequently filed quarterly reports to shareholders and news releases (as applicable) related to any events or transactions discussed under the heading “Significant Acquisitions” or “Significant and Subsequent Events and Pending Acquisitions” in the relevant MD&A, which applicable releases may be found on www.td.com. All such factors, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, should be considered carefully when making decisions with respect to the Bank. The Bank cautions readers not to place undue reliance on the Bank’s forward-looking statements.

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Assumptions about First Horizon and TD Bank’s current and expected financial performance (including balance sheet, income statement and regulatory capital figures), expected capital availability for the proposed transaction, expected closing date of the proposed transaction, expected synergies (and timing to achieve), integration and restructuring costs, assumed purchase price accounting (including fair value marks), costs of financing, foreign exchange rates, and future regulatory capital requirements, including the Office of the Superintendent of Financial Institutions’ announced Basel III reforms effective in the second quarter of fiscal 2023, were considered by TD Bank in estimating its expected return on invested capital, adjusted EPS accretion and/or TD Bank’s expected regulatory capital ratios. Examples of material assumptions made by TD Bank in the forward-looking statements, including TD Bank’s expectations regarding the costs and financial impact of the transaction, include assumptions regarding First Horizon’s future net income, transaction costs, transaction process, timeline to close and/or integrate the acquisition, expected synergies, future TD Bank capitalization, tax rate, currency conversion rate, and financial results. Assumptions about TD Bank’s integration plan, the efficiency and duration of integration and the alignment of organizational responsibilities were material factors TD Bank considered in estimating integration costs. Material economic assumptions underlying the forward-looking statements contained in this document are also set out in the 2021 MD&A under the headings “Economic Summary and Outlook” and “The Bank’s Response to COVID-19”, under the headings “Key Priorities for 2022” and “Operating Environment and Outlook” for the Canadian Retail, U.S. Retail, and Wholesale Banking segments, and under the heading “Focus for 2022” for the Corporate segment, each as may be updated in subsequently filed quarterly reports to shareholders.

Any forward-looking statements contained in this document represent the views of management only as of the date hereof and are presented for the purpose of assisting the Bank’s shareholders and analysts in understanding the Bank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation.

Important Other Information

In connection with the proposed transaction, First Horizon intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF FIRST HORIZON ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING FIRST HORIZON’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON AND THE PROPOSED TRANSACTION.

Investors and shareholders of First Horizon will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon Corporation, 165 Madison, Memphis, TN 38103, telephone (901) 523-4444.

Participants in the Solicitation

The Bank and First Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon’s directors and executive officers is available in the proxy statement for its 2022 annual meeting of shareholders, which was filed with the SEC on March 14, 2022, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

PRESENTATION

Darko Mihelic – RBC – Analyst

Okay, good morning, everyone. My name’s Darko Mihelic, the Canadian bank analyst here at RBC. Welcome to another session, a fireside chat. This time with TD, we have Kelvin Tran, the CFO here to speak with me. But before we begin, I’d like to remind you all that Kelvin’s comments today may include forward looking statements. Actual results could differ materially from forecasts, projections, or conclusions in these statements. Listeners can find additional details in the public filings of TD Bank Group. With that out of the way, Kelvin, welcome to our conference and thanks for joining.

Kelvin Tran – TD – Chief Financial Officer

Good morning, Darko. Thanks for inviting me.

Darko Mihelic – RBC – Analyst

Maybe to kick off, obviously big news of recent for TD is the purchase of, or the planned acquisition of First Horizon. I wanted to start a slightly different angle because obviously we’ve been learning about First Horizon. I have a colleague who covered the stocks, so it was great to get in touch with him. One of the things though that I’d love to dive into a little bit is, when I think of TD Bank USA, America’s most convenient bank, it’s in the name. Convenience is the brand promise. I’m not as familiar with First Horizon, which seems to be a bank that was built up on mergers. I’m not sure what the brand promise is of First Horizon or what it’s specialty or... Maybe you could just talk a little bit about First Horizon, give us an idea of what makes it a little different or similar. Are there any cultural differences? Maybe we can just talk a little bit broadly first about the actual franchise.

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Kelvin Tran – TD – Chief Financial Officer

Sure. Good morning, everyone. It’s great to be here. We’re very excited about this deal. As you’ve said, we’ve been very busy. This deal would provide us with an enhanced scale and distribution in really high growth areas. And if you look at their footprint, they’re expected to grow 50% faster than the rest of the US market. And we have been fairly public about our goal to continue to invest and grow in the Southeast market in the US and their footprint is just adjacent to us and provides us with beachhead into really high growth area. And as you know, scale is really important in the banking industry. That would enhance our scale because of the focus on technology spend. And so now we could build ones and use many.

Your question is a very relevant one, whether it’s brand or even a question of culture because some people would just jump in into the metrics right away. But culture is really what makes the combination of the two organizations successful in the long run. First on the brand, First Horizon is a well-run organization with a strong brand, strong customer base, and leadership team as well that understands the market.

Even before the due diligence, we already compete with them in certain markets and so we know what they’re like. They have strong bankers, and we respect them for that. So, we think this is going to be a great, great combination. In terms of culture, we’re acquiring an organization that is aligned with our vision and our purpose and our strategy as well. If you look at their bank, they’re locally rooted with a strong balance sheet and also with the discipline risk culture. And that’s what we’re all about. They have an experienced leadership team that has a growth mindset that we want to grow. And then also they are a value-based organization, very similar to TD. We’re committed to enriching the lives of our customers, colleagues in the community. So, if you put it all together, it’s a culture that prioritizes the retention of customers and growth thereof, as well as talent retention and their development. And so, this is a top priority for us and we’re going to work very, very hard at developing a comprehensive plan to make that we retain these strengths.

Darko Mihelic – RBC – Analyst

Is it safe to say that the customer set is similar to your customer set at TD? Are there any significant differences at all between the customer sets and/or opportunities therein?

Kelvin Tran – TD – Chief Financial Officer

Yeah. And so, when you look at the one TD approach that we’re going to bring, the wow factor from our legendary experience, we’re excited of serving First Horizon’s one million customers. And we bring with us the significant investments that we’ve made in digital and our Omni channel approach to serving the customers when and where they want. In terms of their customer base, they are skewed towards a more affluent customer and a business owner as a result of their successful commercial banking business. If you look at their balance sheet, close to 80% of their loans are commercial banking, C&I related. And so they’ve been able to deepen those relationship with the business owners and their balance sheet reflects that. And then for TD, our footprint from Maine to Florida is fairly broad based in terms of customer segments and which includes more affluent and business owners as well.

So, we know what their expectations are. We know what they need, and we look forward to combining the banks and serving those customers with an even stronger platform in the future. And as to your question about whether the customer differences matter or not, I think a new customer is one more for the books. Yeah, I think it’s positive because if you have customers that are similar to your existing customer base, you know how to work with them as to revenue without significant add to cost. And like you said, if it’s a new customer segment, we see that as a tremendous opportunity that we can grow the business with that growth mindset, that we can then leverage across our entire footprint, not just the one in First Horizon. It’s a win-win.

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Darko Mihelic – RBC – Analyst

Now, there was a lot of attention on expense synergies, but I want to shift the focus a little bit to potentially revenue synergies. When I think of a large bank like TD buying First Horizon, I think of different product sets, different capabilities that you mentioned yourself, the wow factor, but can you get a little granular? Like what is it that... And are there potential revenue synergies? Like, could you bring new products to the... Could you increase lending limits for commercial lenders at First Horizon? Can you give us an idea of anything that might exist there? What would you be most excited about?

Kelvin Tran – TD – Chief Financial Officer

Yes, we see a lot of opportunities. And as you’ve mentioned, we see revenue opportunities, but we have not included that in our investor deck because we want to be conservative. So, the way we see it is that the business mix is highly complementary. We add scale to the commercial banking business and then also provides TD to bring our strength of the retail franchise to the First Horizon footprint. Let’s talk about retail first. The biggest opportunity is applying the TD business model for growth to First Horizon’s very active high growth market. And the competitive event for TD is what we talked about earlier, a wow factor, a legendary service, and our focus on growing core checking accounts. And so, if you look at... In the past, we’ve demonstrated the ability to grow in markets where we started out as an acquisition, and then grow organically over time to gain significant market share.

And then as we anchor this core checking product with our customer, we can then deepen those relationships to provide other products such as mortgages, cards. We’ve been very successful with our recent launch of the double up cards, credit cards. And so, we could offer that to First Horizons customers, including wealth as well. And so those are the opportunities that we see in retail banking. For commercial bank, they have a strong commercial bank, and that would add to the scale of our existing platform in the US, which would make it an even stronger opportunity for growth in the future. A few of the products that I could mention for TD, we’re very strong in SBA loans. So, we’re number one SBA lender from Maine to Florida for the past five years. And we’ll bring that expertise and successful track record to First Horizon’s market.

We’re also in commercial lending. We’re also a leader in specific verticals and specialized industries like healthcare and within our existing footprint. And we see also that would be an important opportunity for Horizon’s footprint. And then what you mentioned earlier is the strength of TD’s balance sheet. Our balance sheet is very big. And so that would allow First Horizon’s bankers to participate in a larger percentage of whether you’re talking about syndicated loans or mandates and as well... We haven’t talked about it, but they also have a fixed income trading business that’s doing quite well. And so, we could leverage that business and they could use the TD larger balance sheet including a full product suite within TD Securities as well that we could launch to their customers.

And then for First Horizon, they have strong middle market business and asset-based lending business that they complement existing offering at TD. And also, their mortgage warehousing business is important, and we would help bring scale to that. So, we see a lot of opportunities and that would also include their expertise in verticals like the restaurant franchise business and healthcare practice solutions that we’re less focused on. And so that could be a new opportunity for us. So, I can see both sides, not just bringing TD to First Horizon, but vice versa as well.

Darko Mihelic – RBC – Analyst

And presumably these things take time. We can’t just expect them immediately. And I guess the question, Kelvin, would, in future meetings, would you be willing to start to talk about the possibility of these revenue synergies or just too early? I realize it’s probably early now, but is it something that you guys would be willing to talk about at some point?

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Kelvin Tran – TD – Chief Financial Officer

Yeah, at some point. We’re working through our plan for integration and then at the appropriate time, we’ll talk more about it for sure.

Darko Mihelic – RBC – Analyst

And one of the things that you just did, we’re hearing April 1st some changes to some NSF fees at TD Bank USA. Is there anything to think about there with respect to First Horizon? Is that significant issue at First Horizon or? And do you have to blend the two platforms? And excuse my ignorance. I don’t know how First Horizon’s actually operating. Is there anything there that would cause any friction or no?

Kelvin Tran – TD – Chief Financial Officer

Yeah, I think it’s a great question. We’ve been getting a lot of that at the AMCB, the US. And so, the first thing I want to say is when we look at the product offering, like the overdraft fees, we look at what the customer wants and to provide value for those fees. And we continuously do research in the market in terms of what’s competitive. And so, when we announce those fee changes, we think it’s an important feature that they want to help support the customer to give more control over their financials. And then over the long run, that would enhance the customer experience and also improves client retention. I think those are good things. For First Horizon, their policy and feature are different from the ones at TD. And so, we do expect to harmonize their policy and fee structure to the TD fees, and we’ve taken that impact into account, into our models.

Darko Mihelic – RBC – Analyst

I see. Okay, great. With this acquisition, does it change anything with respect to your relationship with Schwab and would there be joint initiatives or... Maybe you can just touch on if anything really changes with respect to TD and Schwab.

Kelvin Tran – TD – Chief Financial Officer

Yeah. And the short answer is no, Darko. It doesn’t change anything to Schwab because of this acquisition. Schwab continues to be a strategic investment for TD. We have other relationship with Schwab such as the sweep deposit that you know that it is meaningful, and Schwab is a premier player in the wealth space. And we’ve been a very comfortable with that investment and they are performing really well. First Horizon does have a wealth business that we talked about earlier and they’re highly complementary to TD, but not of the same size and scale as obviously a Schwab investment. But we look forward to working with those very important clients to provide advice. And we have very similar product platform as well and going from discretionary investment management to brokerage offerings. And so, with the combination of First Horizon and TD as well, we’re actually doubling our size of our wealth business.

And this is, I would say just still an early journey for us in the US. And you don’t have to worry. I’m pressing Leo to make sure that he steps up the foot on the gas there. We expect a lot of potential opportunities, especially in the high growth market. And then here, you also see complimentary products. In the US, we have robo-advisor or hybrid advisor from a digital standpoint that we can bring to First Horizon, including expanding certain offerings such as rich loans or capital partners loans. And then they also bring in some expertise on certain structured products that we currently don’t offer to our clients. Again, that’s another opportunity for synergy, but it does not impact our relationship with Schwab.

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Darko Mihelic – RBC – Analyst

Okay, thanks for that. One of the things that we saw with one of your peers was that they had also announced an acquisition and they did a hedge. First time I saw it. I’ve seen previous acquisitions where we weren’t really made aware of hedges, but this one resulted in pretty big gain. I’m just curious. Is there something similar that you guys are doing with respect to your planned acquisition?

Kelvin Tran – TD – Chief Financial Officer

Yeah, when we look at acquisition hedges, there really two items that you can talk about. Like the more traditional is the foreign currency translation hedge because we’re buying a US bank and our practice has been to hedge foreign currency risk to stabilize our CET1 ratio and we will continue to do that including for this transaction. I think what you’re referring to is the interest rate hedge. And so typically, you don’t hedge the targets interest rate sensitivity because they have their own asset liability management and they also hedge their own balance sheet. And so, what we do when we look at this is, are we comfortable with their interest rate sensitivity and their approach? And we are, but obviously we will continue to monitor the situation. And if appropriate and relevant, we would put some overlay hedges at that point in time.

Darko Mihelic – RBC – Analyst

Okay, great. Thanks. We’ve seen over the years a little bit of a move of TD to invest a little bit more in its US investment banking capabilities or TD Securities. And now that you’re acquiring First Horizon, the size of your US business is growing. Does this maybe spur more additional investment? And maybe you could talk a little bit about some of First Horizon coming to TD as well in that front, but should we be expecting a more aggressive push from TD to invest more capital into TD Securities and the US?

Kelvin Tran – TD – Chief Financial Officer

Yeah, it’s a great question. TD Securities is a growth business. We do want to invest in TD Securities, continue to invest, and especially in our US dollar strategy. And so here, we’re talking about not just front office individuals, but on the technology front as well. And so, if you look at over the last few years, we continue to invest in senior strategic hires and experienced bankers that would bring with them experience, relationships, important relationships, or experiencing certain verticals, industries, or product sets. And all of these are really important building blocks, I would say, in continuing to build our dealer in the US. And that would include acquisitions that we’ve made over the last few years. If you recall, we made an acquisition on automated trading with Headlands, and then also with Albert Fried related to our prime services business in the US.

So, we see huge opportunities there. I know I touched upon the fixed income trading business for First Horizon a little bit earlier and let me expand on that. They have over 4,000 clients in the US, mostly they’re deposit taking institutions mostly with the balance sheet size of less than $100 billion. And so, they’ve carved a really nice niche market there where they help their client manage their portfolio and trade in fixed income products. And these are products that we’re comfortable with and that we understand. And so, this would allow us just enhance distribution scale in the US. And so, we’re very excited about that. And so, it’s not just on the fixed income side, but also on the... As you know, on the retail side as well, they would have FX needs and foreign currency needs and so forth.

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And then for First Horizon, they also bring their new capabilities to TD like the SBA pool loans that they could bring to us. And so, both of these expertise and teams and technology bring together would be very powerful. And because we see those opportunities, we’ll continue to invest including using the strength of our TD balance sheet.

Darko Mihelic – RBC – Analyst

And maybe just to follow up on this a little bit, I think of... I have discussions with a lot of clients. One of the things that comes up is TD’s investment banking earnings, for lack of a better word, relative to the size of the bank is relatively small compared to your Canadian peers. And with First Horizon, it’s going to get even smaller. Are you targeting to even keep it level with the previous or is TD considering maybe now with a bigger balance sheet in the US, significantly growing it and making it a bigger component of your earnings? Any thoughts on that?

Kelvin Tran – TD – Chief Financial Officer

Yeah, I would say all options are on the table. We like this business. And as you’ve mentioned, it’s not the fact that TD Securities is small, it’s that the rest of the bank is growing really, really fast. And TD Securities needs to continue to grow, keep pace. And if we want them to be more than 10%, they need to grow at a faster rate than the bank. And that’s not easy to do. And also, we need to be measured because in that business, if you’re trying to grow too fast, it might be an inappropriate way to do so, but it is a business that we want to grow. We continue to invest, like I’ve said, in front office and technology, and we’re expecting great results from Riaz. Next time you talk to him, you can say that I said so.

[…]

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